Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER

AND NINE MONTHS ENDED SEPTEMBER 30, 2009

DALLAS, TX, November 11, 2009 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the third quarter and nine months period ended September 30, 2009. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, storage organization systems for closets and garages and related accessories.

Financial Results

For the third quarter, U.S. Home Systems, Inc. (USHS) had revenues of $28.4 million as compared to $35.0 million in the same quarter last year. Excluding revenues from deck products, which USHS phased out in 2008, revenues declined $2.8 million from $31.2 million in the third quarter last year.

USHS reported a net loss of $510,000, or $(0.07) per share for the third quarter 2009 as compared to net income of $600,000, or $0.08 per share in the third quarter 2008.

Murray Gross, chairman and chief executive officer, commented, “The third quarter matched our expectations and represents the continuation of a challenging environment for home improvement products. However, we posted a year-over-year increase in new orders for the first time in eight quarters, experienced an improvement in sales closing rates and saw other positive signals which provide us with cautious optimism that the worst is behind us.”

Mr. Gross continued, “Of particular importance, we experienced an increase in the number of customers approved for financing in the third quarter 2009 as compared to the third quarter last year. We are encouraged by two consecutive quarters of positive signals of a recovery in the housing sector, and these initial improvements are beginning to be reflected in our business. We believe that our efforts to stimulate sales, including expansion of our in-store marketing program, sales incentives and marketing promotions have had a positive effect on the level of our new orders. Nevertheless, in the short term, we continue to face challenges of a slow rate of growth in demand, particularly in California, Arizona, Michigan and South Florida. We continue to believe, however, that USHS is well positioned with our diverse product offerings and relationship with the national leader in home improvement to enable us to grow our revenues as the housing market continues to improve.”

For the nine months ended September 30, 2009, USHS had revenues of $80.0 million as compared to $102.4 million in the prior year period. Excluding revenues from deck products, revenues declined $12.3 million from $92.1 million in the nine months ended June 30, 2008 to $79.8 million in nine months ended September 30, 2009.

USHS had a net loss of $2.7 million, or $0.37 per share as compared to net income of $1.3 million, or $0.17 per share in the nine months ended September 30, 2009 and 2008, respectively. Excluding a one-time charge of $1.5 million in the second quarter 2009 related to a litigation settlement, net loss in the nine months ended September 30, 2009 was $1.8 million.

Third Quarter 2009 Highlights

•

USHS reported new orders of $30.9 million in the third quarter as compared to $30.8 million for the third quarter of 2008. Excluding deck products, which the company phased out offering in 2008, new orders increased approximately 6.3% as compared to $29.1 million in the same period last year. However, new orders in the third quarter increased 16.6% sequentially from $26.5 million in the second quarter 2009.

•	Careful cost controls and favorable product mix contributed to a 400 basis point improvement in gross profit margin in the current quarter as compared to the third quarter last year.

•

USHS continued to invest in its in-store marketing initiatives, including expanding its employee based in-store marketing program. USHS believes that its in-store marketing strategy will drive sales growth and reduce lead generation costs as the economic environment improves.

Outlook

“Although we are beginning to see positive signals, we are not yet able to predict the rate of improvement in consumer demand,” Mr. Gross concluded. “We expect continued quarter-over-quarter improvement in the near-term and we are confident that our long-term outlook remains strong. We believe the weak economy and tightness in the consumer credit market over the last 12 months has created significant pent-up demand which should accelerate our recovery as the credit market and the overall economy improve. We believe that building a strong in-store marketing presence will allow us to capitalize on improving market conditions. We will continue to address the operating environment to focus on our marketing strategy and, as necessary, make additional cost adjustments to support our long-term objectives. We are confident that our financial condition will remain strong as we work through this challenging time.”

Conference Call Information

Management of USHS will hold a conference call on November 11, 2009 at 4:30 p.m. ET to discuss its 2009 third quarter financial results. The financial results will be released following the close of trading on November 11, 2009. Interested parties may access the call by calling 877-941-2068 from within the United States, or 480-629-9712 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through November 18, 2009, and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int’l), passcode 4179018.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until December 11, 2009 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-tables follow-

Consolidated Statements of Operations

(In thousands, except shares and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues	$28,422	$34,982	$80,096	$102,414
Cost of remodeling contracts	12,437	16,701	35,323	48,649
Gross profit	15,985	18,281	44,773	53,765

Costs and expenses:
Branch operations	1,971	2,319	6,002	6,823
Sales, marketing and license fees	12,034	12,404	33,594	36,673
General and administrative	2,573	2,564	7,786	8,096
Legal settlement	-	-	1,500	-
Total costs and expenses	16,578	17,287	48,882	51,592
Operating income (loss)	(593)	994	(4,109)	2,173
Interest expense	35	44	110	128
Other income	38	42	104	115
Income (loss) continuing operations before income taxes	(590)	992	(4,115)	2,160
Income tax expense (benefit)	(80)	392	(1,434)	844
Net income (loss) from continuing operations	(510)	600	(2,681)	1,316
Net loss on discontinued operations, net of tax	-	-	-	(1)
Net income (loss)	(510)	600	(2,681)	1,315

Net income (loss) per common share – basic and diluted:	$(0.07)	$0.08	$(0.37)	$0.17

Number of weighted-average shares of common stock outstanding – basic	7,064,693	7,564,569	7,244,847	7,611,276
Number of weighted-average shares of common stock outstanding – diluted	7,064,693	7,566,459	7,244,847	7,619,084

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,561,109	$9,825,528
Marketable securities	2,090,177	2,036,049
Accounts receivable-trade, net of allowance for doubtful accounts of $65,344 and $141,158, respectively	4,855,875	3,060,337
Accounts receivable-other	239,980	28,060
Income tax receivable	537,798	574,303
Commission advances	1,170,157	863,405
Inventories	3,537,966	3,538,637
Prepaid marketing	825,012	1,272,535
Prepaid expenses	953,564	835,512
Deferred income taxes	1,965,029	568,737

Total current assets	21,736,667	22,603,103

Property, plant, and equipment, net	2,190,005	2,518,849
Assets held for sale	2,514,643	2,514,643
Goodwill	3,589,870	3,589,870
Other assets	747,112	662,391

Total assets	$30,778,297	$31,888,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,748,658	$2,968,908
Accrued wages, commissions, bonuses and vacation	1,655,640	1,396,326
Other accrued liabilities and legal settlement	2,122,949	1,032,778
Federal and state taxes payable	678,641	616,182
Long-term debt, current portion	221,115	214,254

Total current liabilities	8,427,003	6,228,448
Deferred income taxes	310,491	309,942
Long-term debt, net of current portion	2,366,049	2,530,636

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,150,683 and 7,654,196 shares issued; 7,139,899 and 7,341,943 shares outstanding at September 30, 2009 and December 31, 2008, respectively	7,151	7,654
Additional capital	14,033,783	15,449,223
Retained earnings	5,656,494	8,337,420
Treasury stock, at cost, 10,784 and 312,253 shares at September 30, 2009 and December 31, 2008, respectively	(22,674)	(974,467)

Total stockholders’ equity	19,674,754	22,819,830

Total liabilities and stockholders’ equity	$30,778,297	$31,888,856

###